Glucotrack, Inc.

301 Rte. 17 North, Ste. 800,

Rutherford, NJ 07070

(201) 842-7715

November 12, 2024

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Office of Industrial Applications and Services

100 F Street, NE

Washington, DC 20549

Attention: Juan Grana

Re:	Glucotrack, Inc. (the “Company”) Registration Statement on Form S-1 (File No. 333-282158) (the “Registration Statement”)

Ladies and Gentlemen,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:30 p.m. on Tuesday, November 12, 2024, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact our counsel, Howard Hirsch at Nelson Mullins Riley & Scarborough LLP at (404) 217-5359.

Very truly yours,

Glucotrack, Inc.

By:	/s/ Paul Goode
Name:	Paul Goode
Title:	Chief Executive Officer